Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-59277, 333-95167, 333-65884, 333-117431, 333-40384, 333-135400, and 333-152635 on Form S-8 of Heritage Commerce Corp of our report dated March 13, 2009 with respect to the consolidated financial statements of Heritage Commerce Corp and on the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of Heritage Commerce Corp for the year ended December 31, 2008.

/s/ Crowe Horwath LLP
Oak Brook, Illinois

March 13, 2009